PHUNWARE, INC.
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
This Amended and Restated Employment Agreement (the “Agreement”) is entered into effective as of April 1, 2022 (the “Effective Date”), by and between Phunware, Inc. (the “Company”), and Chris Olive (“Executive”).
WHEREAS, the Company and Executive entered into that certain Employment Agreement (the “Original Agreement”), effective as of the Effective Date; and
WHEREAS, the Company and Executive desire to amend and restate the Original Agreement in its entirety as set forth herein.
NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive agree as follows:
1.    Duties and Scope of Employment.
(a)    Positions and Duties. As of the Effective Date, Executive will serve as EVP, General Counsel & Chief Legal Officer of the Company. Executive will render such business and professional services in the performance of his duties, consistent with Executive’s position within the Company, as will reasonably be assigned to him by the Company’s Chief Executive Officer (“CEO”) or the Company’s Board of Directors (the “Board”). The period of Executive’s employment under this Agreement is referred to herein as the “Employment Term.”
(b)    Obligations. During the Employment Term, Executive will perform his duties faithfully and to the best of his ability and will devote substantially all of his business efforts and time to the Company. For the duration of the Employment Term, Executive agrees not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration that would impact in any material respect his ability to perform his duties and obligations hereunder.
2.    At-Will Employment. The parties agree that Executive’s employment with the Company will be “at-will” employment and may be terminated at any time with or without Cause or notice. Executive understands and agrees that neither his job performance nor promotions, commendations, bonuses or the like from the Company give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of his employment with the Company. However, Executive may be entitled to severance benefits set forth in Section 8 of this Agreement, subject to Executive satisfying the conditions to receipt of severance set forth in Section 9.
3.    Term of Agreement. This Agreement will have an initial term running from the Effective Date through the fourth anniversary of the Effective Date (the “Initial Term”). On the fourth anniversary of the Effective Date, this Agreement will renew automatically for additional one (1) year terms (each an “Additional Term”), unless either party provides the other party with written notice of non-renewal at least ninety (90) days prior to the date of automatic renewal. Notwithstanding the foregoing provisions of this paragraph, (a) if a Change in Control occurs when there are fewer than twelve (12) months remaining during the Initial Term or an Additional Term, the term of this Agreement will extend automatically through the date that is twelve (12) months following the effective date of the Change in Control, or (b) if an initial occurrence of an act or omission by the Company constituting the grounds for “Good Reason” in accordance with Section 10(f) hereof has occurred (the “Initial Grounds”), and the expiration date of the Company cure period (as such term is used in Section 10(f)) with respect to such Initial Grounds could occur following the expiration of the Initial Term or an Additional Term, the term of this Agreement will extend automatically through the date that is thirty (30) days following the expiration of such cure period, but such extension of the term will only apply with respect to the Initial Grounds. If Executive becomes entitled to benefits under Section 8 during the term of this Agreement, the Agreement will not terminate until all of the obligations of the parties hereto with respect to this Agreement have been satisfied.
4.    Compensation.
(a)    Base Salary. During the Employment Term, the Company will pay Executive an annual salary of $300,000 as compensation for his services (the “Base Salary”). The Base Salary will be paid periodically in accordance with the Company’s normal payroll practices and be subject to the usual, required withholding. Executive’s Base Salary will be subject to review and adjustments will be made based upon the Company’s normal performance review practices.
(b)    Bonus. Executive will be eligible: (i) for an annual performance and/or incentive bonus for each fiscal year during the Employment Term, payable to the extent the applicable performance and/or incentive goals or other objectives established and approved by the Board (or any committee of the Board) have been satisfied for the applicable fiscal year; and (ii) to participate in any other bonus or incentive arrangement established by the Board (or any committee of the Board) for executives of the Company generally. Any bonus earned by Executive will be paid in accordance with the Company’s standard practices, during Q1 of the calendar year following the calendar year in which the bonus is earned.
(c)    Equity. Following the Effective Date, Executive shall be granted an award of 500,000 restricted stock units (the “RSUs”). Subject to the accelerated vesting provisions set forth herein, the RSUs will vest over four (4) years of Executive’s continuous service with the Company, with 135,417 RSUs vesting on May 8, 2023, 40,510 RSUs vesting on each of August 8, 2023 and November 8, 2023, and 40,509 RSUs vesting on each of May 8, 2024, August 8, 2024, November 8, 2024, May 8, 2025, August 8, 2025, November 8, 2025 and March 31, 2026. The RSUs will be subject to the terms, definitions and provisions of the Company’s 2018 Equity Incentive Plan, as amended, and the restricted stock unit award agreement by and between Executive and the Company. Executive will also be eligible to receive future awards of stock options, restricted stock units or other equity awards pursuant to the Company’s 2018 Equity Incentive Plan, as amended, or any other plans or arrangements the Company may have in effect from time to time. The Board (or its compensation committee) will determine in its discretion whether Executive will be granted any such equity awards and the terms of any such award in accordance with the terms of any applicable plan or arrangement that may be in effect from time to time, provided that in no case will the terms of any such award deviate from the accelerated vesting provisions set forth elsewhere herein.
5.    Employee Benefits. During the Employment Term, Executive will be entitled to participate in the employee benefit plans currently and hereafter maintained by the Company of general applicability to other senior executives of the Company, including, without limitation, the Company’s group medical, dental, vision, disability, life insurance, and flexible-spending account plans. The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time.

6    Vacation. The Company does not provide vacation benefits, and no vacation time or other paid time off is accrued. Rather, the Company expects each employee, including Executive, to determine for himself, consistent with his responsibilities and working with his supervisor how much time can reasonably be spent away from the office for purposes such as personal vacation, relaxation, or personal or family needs.
7.    Expenses. The Company will reimburse Executive for reasonable travel, entertainment or other expenses incurred by Executive in the furtherance of or in connection with the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.
8.    Severance.
(a)    Termination without Cause or Resignation for Good Reason Outside the Change in Control Period. If the Company terminates Executive’s employment with the Company for reasons other than Cause, Executive’s death, or Executive’s Disability or if Executive Resigns from such employment for Good Reason, and in each case, such termination occurs outside the Change in Control Period, then subject to Section 9, Executive will receive, in addition to Executive’s salary payable through the date of termination of employment and any other employee benefits earned and owed through the date of termination, the following benefits from the Company:
(i)    continuing payments of severance pay at a rate equal to Executive’s Base Salary rate, as then in effect, for six (6) months from the date of such termination in accordance with the Company’s normal payroll policies;
(ii)    if Executive timely elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) for Executive, Executive’s spouse and eligible dependents, as applicable, the Company will reimburse Executive for the monthly premiums under COBRA for such coverage until the earliest of (A) six (6) months following the effective date of such termination, or (B) the date upon which Executive begins other employment that provides for health coverage benefits. However, if the Company determines in its sole discretion that it cannot provide the COBRA benefits without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company will in lieu thereof provide to Executive a taxable monthly payment in an amount equal to the monthly COBRA premium that Executive would be required to pay to continue his group health coverage in effect on the date of his termination of employment (which amount will be based on the premium for the first month of COBRA coverage), which payments will be made regardless of whether Executive elects COBRA continuation coverage; and
(iii)    the immediate vesting as to 100% of each of Executive’s then outstanding Equity Awards, and with respect to Equity Awards granted on or after the Effective Date, the same vesting acceleration provisions provided herein will apply to such Equity Awards except to the extent provided in the applicable equity award agreement by express reference to this Agreement.
(b)    Termination without Cause or Resignation for Good Reason During the Change in Control Period. If the Company terminates Executive’s employment with the Company for reasons other than Cause, Executive’s death, or Executive’s Disability, or if Executive resigns from such employment for Good Reason, and in each case, such termination occurs during the Change in Control Period, then subject to Section 9,

Executive will receive, in addition to Executive’s salary payable through the date of termination of employment and any other employee benefits earned and owed through the date of termination, the following benefits from the Company:
(i)    a lump sum severance payment equal to the amount of Base Salary, as in effect on the date of termination (but in no event less than Executive’s Base Salary in effect immediately prior to the Closing), Executive would have otherwise received had he remained employed by the Company through the twelve (12) month anniversary of the Change in Control;
(ii)    a lump sum severance amount equal to the average annualized bonus earned by Executive for the two (2) calendar years prior to the calendar year during which the Change in Control occurs, but in no event will the amount be less than Executive’s annual target bonus, if any, for the year during which the termination occurs;
(iii)    the immediate vesting as to 100% of each of Executive’s then outstanding Equity Awards, and with respect to Equity Awards granted on or after the Effective Date, the same vesting acceleration provisions provided in this sentence will apply to such Equity Awards, except to the extent provided in the applicable equity award agreement by express reference to this Agreement; and
(iv)    if Executive timely elects continuation coverage pursuant to COBRA for Executive, Executive’s spouse and eligible dependants, as applicable, the Company will reimburse Executive for the monthly premiums under COBRA for such coverage until the earliest of (A) twelve (12) months following the effective date of such termination, or (B) the date upon which Executive begins other employment that provides for health coverage benefits. However, if the Company determines in its sole discretion that it cannot provide the COBRA benefits without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company will in lieu thereof provide to Executive a taxable monthly payment in an amount equal to the monthly COBRA premium that Executive would be required to pay to continue his group health coverage in effect on the date of his termination of employment (which amount will be based on the premium for the first month of COBRA coverage), which payments will be made regardless of whether Executive elects COBRA continuation coverage.
9.    Conditions to Receipt of Severance; No Duty to Mitigate.
(a)    Separation Agreement and Release of Claims. The payment of any severance set forth in Section 8 above is contingent upon Executive signing and not revoking the Company’s standard separation and release of claims agreement upon Executive’s termination of employment and such agreement becoming effective no later than sixty (60) days following Executive’s employment termination date (such deadline, the “Release Deadline”). In no event will severance payments be paid or provided until the release actually becomes effective. Any severance payments or benefits under this Agreement will be paid, or, in the case of installments, will commence, on the first regularly scheduled payroll date following the date the separation and release of claims agreement becomes effective and irrevocable, or if later, such time as required by Section 9(c). Except as required by Section 9(c), any installment payments that would have been made to Executive following his separation from service but for the preceding sentence will be paid to Executive on the first regularly scheduled payroll date following the date the separation and release of claims agreement becomes effective and irrevocable and the remaining payments will be made as provided in the Agreement.
(b)    Confidentiality Agreement. Executive’s receipt of any payments or benefits under Section 8 will be subject to Executive continuing to comply with the material terms of his Mutual Nondisclosure and Confidentiality Agreement and this Agreement. In the event Executive materially breaches the provisions of this Section 9(b), all continuing payments and benefits to which Executive may otherwise be entitled to pursuant to Section 8 will immediately cease.
(c)    Section 409A.
(i)    Notwithstanding anything to the contrary in this Agreement, no severance pay or benefits payable upon separation that is payable to Executive, if any, pursuant to this Agreement, when considered together with any other severance payments or separation benefits that are considered deferred compensation (together, the “Deferred Payments”) under Section 409A of the Internal Revenue Code, as amended (the “Code”) and the final regulations and official guidance thereunder (“Section 409A”) will be payable until Executive has a “separation from service” within the meaning of Section 409A.
(ii)    It is intended that none of the severance payments under this Agreement will constitute Deferred Payments but rather will be exempt from Section 409A as a payment that would fall within the “short-term deferral period” or resulting from an involuntary separation from service each as described in Section 9(c)(iv) below. However, any severance payments or benefits under this Agreement that would be considered Deferred Payments will be paid on, or, in the case of installments, will not commence until, the sixtieth (60th) day following Executive’s separation from service, or, if later, such time as required by Section 9(c)(iii). Except as required by Section 9(c)(iii), any installment payments that would have been made to Executive during the sixty (60) day period immediately following Executive’s separation from service but for the preceding sentence will be paid to Executive on the sixtieth (60th) day following Executive’s separation from service and the remaining payments will be made as provided in this Agreement.
(iii)    Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A at the time of his termination (other than due to death), then the Deferred Payments, if any, that are payable within the first six (6) months following his separation from service, will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Executive’s separation from service. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following his separation from service, but prior to the six (6) month anniversary of the separation from service, then any payments delayed in accordance with this Section 9(c) will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment, installment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

(iv)    Any severance payment that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Deferred Payments for purposes herein. Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit (as defined below) will not constitute Deferred Payments for purposes herein.
(v)    For purposes of this Agreement, “Section 409A Limit” means the lesser of two (2) times: (x) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during Executive’s taxable year preceding Executive’s taxable year of Executive’s termination of employment as determined under Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto, or (y) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Executive’s employment is terminated.
(vi)    The foregoing provisions are intended to comply with or be exempt from the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. Executive and the Company agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.
(d)    No Duty to Mitigate. Executive will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any earnings that Executive may receive from any other source reduce any such payment.
10.    Definitions.
(a)    Cause. For purposes of this Agreement, “Cause” means: (i) Executive’s failure to perform Executive’s material assigned duties and responsibilities as an employee which are consistent with Executive’s position and/or position title referenced in Section 1(a) of this Agreement (other than a failure resulting from Executive’s death or Disability) after written notice thereof from the Company describing Executive’s failure to perform such duties or responsibilities and failure to cure such failure to the reasonable satisfaction of the Company within thirty (30) days of the date the notice is provided to Executive; (ii) Executive engaging in any act of dishonesty, fraud or intentional misrepresentation with respect to the Company; (iii) Executive’s violation of any federal or state law or regulation applicable to the Executive and the business of the Company or its affiliates which violation results directly from Executive’s actions or omissions; (iv) Executive’s breach of any confidentiality agreement or invention assignment agreement (including, but not limited to, the Mutual Nondisclosure and Confidentiality Agreement) between Executive and the Company (or any affiliate of the Company); or (v) Executive being convicted of, or entering a plea of nolo contendere to, any felony or crime involving moral turpitude.
(b)    Change in Control. For purposes of this Agreement, “Change in Control” has the same meaning assigned to such term in the Company’s 2018 Equity Incentive Plan, as amended.

(c)    Change in Control Period. For purposes of this Agreement, “Change in Control Period” means the period beginning three (3) months prior to a Change in Control and ending on the twelve (12) month anniversary of a Change in Control.
(d)    Disability. For purposes of this Agreement, “Disability” means Executive (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering Company employees.
(e)    Equity Awards. For purposes of this Agreement, “Equity Awards” means Executive’s outstanding stock options, stock appreciation rights, restricted stock units, performance shares, performance stock units and any other equity compensation awards granted by the Company or any successor of the Company.
(f)    Good Reason. For purposes of this Agreement, “Good Reason” means Executive’s resignation within three (3) months following the expiration of any Company cure period (discussed below) following the occurrence of one or more of the following events, without Executive’s prior written consent: (i) a material reduction of Executive’s authority, duties or responsibilities on the date of this Agreement or any change in Executive’s position and/or position title referenced in Section 1(a) of this Agreement; provided, however, that a reduction in authority, duties, or responsibilities primarily by virtue of the Company being acquired and made part of a larger entity whether as a subsidiary, business unit or otherwise (as, for example, when the Chief Executive Officer of the Company remains as such following an acquisition where the Company becomes a wholly owned subsidiary of the acquirer, but is not made the Chief Executive Officer of the acquiring corporation) will not constitute “Good Reason”; (ii) a material reduction in Executive’s Base Salary; (iii) a material change in the geographic location of Executive’s primary work facility or location; provided, that a relocation of less than twenty-five (25) miles from Executive’s then present location will not be considered a material change in geographic location, or (iv) a material breach by the Company of a material provision of this Agreement. Executive will not resign for Good Reason without first providing the Company with written notice of the acts or omissions constituting the grounds for “Good Reason” within ninety (90) days of Executive obtaining actual knowledge or receiving written notice of such acts and/or omissions constituting the grounds for “Good Reason” and a reasonable cure period of not less than thirty (30) days following the date the Company receives such written notice from Executive during which such event must not have been cured or remedied by the Company.
11.    Limitation on Payments. In the event that the severance benefits provided for in this Agreement or otherwise payable to Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) but for this Section 11, would be subject to the excise tax imposed by Section 4999 of the Code, then Executive’s severance benefits under Section 8 will be either:
(a)    delivered in full, or
(b)    delivered as to such lesser extent which would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Code,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Executive on an after-tax basis, of the greatest amount of severance benefits, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code. If a reduction in severance and other benefits constituting “parachute payments” is necessary so that benefits are delivered to a lesser extent, reduction will occur in the following order: (i) reduction of cash payments, which will occur in reverse chronological order such that the cash payment owed on the latest date following the occurrence of the event triggering such excise tax will be the first cash payment to be reduced; (ii) reduction of acceleration of vesting of equity awards, which will occur in the reverse order of the date of grant for such stock awards (i.e., the vesting of the most recently granted stock awards will be reduced first); and (iii) reduction of other benefits paid or provided to the Executive, which will occur in reverse chronological order such that the benefit owed on the latest date following the occurrence of the event triggering such excise tax will be the first benefit to be reduced. If more than one equity award was made to the Executive on the same date of grant, all such awards will have their acceleration of vesting reduced pro rata. In no event will the Executive have any discretion with respect to the ordering of payment reductions.
Unless the Company and Executive otherwise agree in writing, any determination required under this Section 11 will be made in writing by a nationally recognized firm of independent public accountants selected by the Company (the “Accountants”), whose determination will be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required by this Section 11, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive will furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company will bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 11.
12.    No Conflicting Obligations. Executive confirms that Executive is not under any existing obligations that may impact Executive’s eligibility to be employed by the Company or limit the manner in which Executive may be employed. Executive agrees not to bring any third-party confidential information to the Company, including that of Executive’s former employer, and that Executive will not in any way utilize any such information in performing Executive’s duties for the Company.
13.    Assignment. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of Executive upon Executive’s death and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance or other disposition of Executive’s right to compensation or other benefits will be null and void.
14.    Notices. All notices, requests, demands and other communications called for hereunder will be in writing and will be deemed given (i) on the date of delivery if delivered personally; (ii) one (1) day after being sent by a well established commercial overnight service; or (iii) four (4) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

If to the Company:
Phunware, Inc.
Attn: Chief Executive Officer
1002 West Avenue
Austin, TX 78701
If to Executive:
at the last residential address known by the Company.
15.    Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement will continue in full force and effect without said provision.
16.    Integration. This Agreement, together with the Company’s 2018 Equity Incentive Plan, as amended, and award agreements entered into by and between Executive and the Company thereunder, including the restricted stock unit award agreement referred to in Section 4(c), and the Mutual Nondisclosure and Confidentiality Agreement, represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral. This Agreement may be modified only by agreement of the parties by a written instrument executed by the parties that is designated as an amendment to this Agreement.
17.    Waiver of Breach. The waiver of a breach of any term or provision of this Agreement, which must be in writing, will not operate as or be construed to be a waiver of any other previous or subsequent breach of this Agreement.
18.    Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.
19.    Tax Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.
20.    Governing Law. This Agreement will be governed by the laws of the State of Texas (with the exception of its conflict of laws provisions).
21.    Acknowledgment. Executive acknowledges that he has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.
22.    Counterparts. This Agreement may be executed in counterparts, and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, effective as of the Effective Date.

COMPANY:
PHUNWARE, INC.

By:    /s/ Alan Knitowski
Title:     President & CEO

EXECUTIVE:

    /s/ Chris Olive
CHRIS OLIVE
[SIGNATURE PAGE TO
OLIVE AMENDED AND RESTATED EMPLOYMENT AGREEMENT]